Exhibit 10.3

September 20, 2004

Jill Church

227 Muirfield Way

San Marcos, CA 92069

Dear Jill:

On behalf of Vijay Samant, I am pleased to confirm our offer of full-time employment with Vical. We hope that you will join us in this rewarding endeavor.

As we discussed, the basic components of the position and compensation will be as follows:

Title:	Vice President, Chief Financial Officer
Reporting To:	Vijay Samant
Salary Rate:	$17,500.00/month (Which is equivalent to an annual salary of $210,000)
Start Date:	October 11, 2004

Additionally, you will receive stock options exercisable for 60,000 shares of Vical common stock. These options will be granted by the Stock Plan Committee of the Board and will reflect the fair market value of the stock on the date you begin as a Vical employee. The specific terms and conditions of these options are governed by both the Stock Incentive Plan of Vical Incorporated and the Option Agreement between you and the company. These will be provided to you upon execution of the required documents.

You will also be considered for a cash bonus award targeted at 0 - 25% of the base salary paid to you during 2005. Bonuses are proposed in February of each year and, if approved by the Vical Board of Directors, are paid out in March.

The enclosed benefit summary describes the benefits Vical currently offers to its employees. The effective date of group medical/dental coverage is the first of the month following your date of hire.

Jill, this offer is also contingent upon (1) the execution of the Company’s standard form of Employee Proprietary Information and Inventions Agreement (see attachment), and (2) satisfying the requirements of the Immigration Control and Reform Act. The latter issue can be accomplished by presenting a document or documents that establish identity and eligibility for employment within three days of commencing employment. A copy of the INS (Employment Eligibility Verification) form is attached. If you have any questions with regard to documents appropriate for these purposes, please contact me directly.

This offer is also contingent upon a background check and drug screen. A positive test will result in resention of the offer. Please contact HR at 858-646-1142 to set up the process.

Jill Church

Your employment with Vical is “at-will”. In other words, either you or Vical can terminate your employment at any time for any reason, with or without cause and with or without notice. Except as described in the attachment titled “Salary Continuation,” upon termination of your employment you will only be entitled to the compensation and benefits described previously in this letter for the period preceding the effective date of the termination.

Please note that this offer supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied, between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and Vical with respect to the subject matters herein.

We hope you will decide to join us. We look forward to hearing positively from you.

Sincerely,

Vicki Hewlett

Director Human Resources

Upon acceptance of this offer, please sign one copy of this letter and one copy of the Employee Proprietary Information and Inventions Agreement and return them to Vicki Hewlett at Vical.

This offer of employment is accepted and agreed to:

/s/ Jill Church	September 21, 2004
Jill Church	Date

Jill Church

Attachment

Salary Continuation

Subject to mitigation, Vical will continue to pay your base compensation, at the rate then in effect, for up to six months following the termination of your employment if, prior to the fourth annual anniversary of the commencement of your employment:

1.	Vical terminates your employment without your consent for any reason other than Cause or Disability; or

2.	You voluntarily resign your employment for Good Reason

The salary continuation payments will cease in the event of your death. In order to receive your salary continuation, you will be required to sign a release in a form acceptable to Vical, of any and all claims that you may have against Vical.

Definitions:

1.	Mitigation. The payments described in the section above titled “Salary Continuation” shall be reduced on a dollar-for-dollar basis by any other compensation earned by you for personal services performed as an employee or independent contractor during the six-month period following the termination of your employment, including (without limitation) deferred compensation. You will apply your best efforts to seek and obtain other employment or consulting engagements, whether on a full- or part-time basis during such six-month period in order to mitigate the Company’s obligations. At reasonable intervals, you will report to Vical with respect to such efforts and any compensation earned during such six-month period.

2.	Cause shall mean a failure to perform your duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, gross misconduct or fraud or conviction of, or a plea of “guilty” or “no contest” to a felony.

3.	Disability shall mean that you, at the time your employment is terminated, have performed substantially none of your duties under this Agreement for a period of not less than three consecutive months as the result of your incapacity due to physical or mental illness.

4.	Good Reason shall mean that you have incurred a material reduction in your authority or responsibility or a reduction in base salary of more than 25%.

/s/ Jill Church	September 21, 2004
Jill Church	Date